Exhibit 10.14

EarlyBirdCapital, Inc.

366 Madison Avenue – 8th Floor New York, NY 10017

Member FINRA SIPC

Telephone: (212) 661-0200	Facsimile: (212) 661-4936

October 17th, 2022

STRICTLY CONFIDENTIAL

APx Acquisition Corp. I

Juan Salvador Agraz 65

Contadero, Cuajimalpa de Morelos

05370, Mexico City, Mexico

Attention: Daniel Braatz, Chief Executive Officer and Chairman of the Board

Ladies and Gentlemen,

This letter (the “Agreement”) sets out the terms and conditions pursuant to which APx Acquisition Corp. I, a Cayman Island company (the “Company”) hereby appoints EarlyBirdCapital, Inc. (“EBC”) as non-exclusive placement agent (the “Services”) for the Company, on a “best efforts” basis, in connection with a private placement of shares of common stock and/or convertible debt or preferred stock, the structuring of a collateralized equity transaction, or the arrangement of an equity line of credit or forward purchase agreement (or similar arrangement) (the “Offering”) of the Company (the “Securities”) in connection with the Company merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination (a “Business Combination”) with affiliates of: Grupo Promotor de Desarrollo e Infraestructura, S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) organized under the laws of Mexico and Jose Miguel Bejos, (together the “Target”).

The terms of the Offering shall be mutually agreed upon by the Company and the investors and nothing herein implies that EBC would have the power or authority to bind the Company. The Company expressly acknowledges and agrees that EBC’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by EBC to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of EBC with respect to securing any other financing on behalf of the Company. In addition, the Company agrees that it will not hold EBC liable or responsible in the event that an Offering is not successfully consummated, including, but not limited to, as a result of an adverse change in the financial or securities markets, insufficient demand for instruments similar to the Securities or lack of interest by potential investors in the Offering.

A. Fees and Expenses. In connection with the Services described above, the Company shall pay to EBC the following compensation:

1. Placement Agent’s Fee. The Company shall pay to EBC a cash placement fee (the “Placement Agent’s Fee”) equal to:

●	4.5% of the aggregate equity amount funded by investors contacted by EBC, and

●	2.5% of the aggregate debt financing amount, including secured and convertible debt, funded by investors contacted by EBC.

●	The Placement Agent’s Fee shall be paid at the closing of the Business Combination from the gross proceeds of the Securities sold.

2. Expenses. In addition to any fees payable to EBC hereunder, whether or not an Offering is consummated, the Company hereby agrees to reimburse EBC up to $150,000, for its reasonable out-of-pocket expenses (including legal expenses) incurred in connection with EBC’s engagement hereunder and The Advisory Engagement agreement dated as of October 17, 2022 between EBC and APx or up to $200,000 if the Company does not obtain the letters below under clause D.(iii), between the engagement hereunder and the Advisory Engagement agreement dated October 17, 2022 between EBC and APx; provided, however, that all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

B. Term and Termination of Engagement. The term (the “Term”) of EBC’s engagement will begin on the date hereof and end on the earlier of the consummation of the Business Combination or 30 days after the receipt by either party hereto of written notice of termination. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company’s obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.

C. Use of Information.

1. The Company will furnish EBC such written information as EBC reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, EBC will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that EBC does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by EBC in connection with the provision of its services.

2. The Company represents and warrants to EBC that the information (whether written or oral) supplied to any prospective investor by or on behalf of the Company, when supplied and through the closing of an Offering, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

D. Obligations in Connection with Business Combination. In connection with the Business Combination, the Company shall (i) retain a firm to prepare a report and provide an opinion concerning the fairness, from a financial point of view, of the Business Combination to the Company and its unaffiliated shareholders based upon, among other things, a financial review of the Target and its business and operations, (ii) engage an investigative search firm to conduct an investigation of the directors and executive officers of the Target and provide copies of the search reports to EBC and its legal counsel, (iii) use its best efforts to have counsel to the Company and Target to provide negative assurance letters to EBC in form and substance reasonably satisfactory to EBC, (iv) use its best efforts to have the accounting firm or firms that have audited any financial statements set forth in any disclosure document relating to the Business Combination to provide “comfort letters” to EBC pursuant to AU 634 of the Public Company Accounting Oversight Board as of the effectiveness of any such disclosure document that was filed with, and declared effective by, the Securities and Exchange Commission, and as of the consummation of the Business Combination and (v) take any other actions reasonably requested by EBC (all together the “Actions”). In addition, EBC agrees to not pursue legal action or suit in the event that any of the Actions is not fulfilled, notwithstanding anything else to the contrary contained herein.

E. Confidentiality. In the event of the consummation or public announcement of any Offering, EBC shall have the right to disclose its participation in such Offering. EBC agrees not to use any confidential information concerning the Company provided to EBC by the Company for any purposes other than those contemplated under this Agreement. Except to the extent legally required (after consultation with, and approval as to form and substance by, EBC and its counsel), none of (a) the name of EBC, (b) any advice rendered by EBC to the Company, or (c) any communication, fee or other arrangements from EBC in connection with the services performed by EBC pursuant to this Agreement will be quoted or referred to orally or in writing, or in the case of (b) and (c), reproduced or disseminated, by the Company or any of its affiliates or any of their agents, without EBC’s prior written consent.

F. Indemnity.

1. In connection with the Company’s engagement of EBC as placement agent, the Company hereby agrees to indemnify and hold harmless EBC and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of EBC, or (iii) any breach of this Agreement by the Company, or (B) otherwise relate to or arise out of EBC’s activities on the Company’s behalf under EBC’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is determined, by a final, non-appealable judgment by a court of competent jurisdiction, to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of EBC except for any Claim incurred by the Company that is determined, by a final, non-appealable judgment by a court of competent jurisdiction, to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of EBC, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefore at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not EBC is the Indemnified Person), the Company and EBC shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and EBC on the other, in connection with EBC’s engagement referred to above, subject to the limitation that in no event shall the amount of EBC’s contribution to such Claim exceed the amount of fees actually received by EBC from the Company pursuant to EBC’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and EBC on the other, with respect to EBC’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which EBC is engaged to render services bears to (b) the fee paid or proposed to be paid to EBC in connection with such engagement.

5. The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G. Limitation of Engagement to the Company. The Company acknowledges that EBC has been retained only by the Company, that EBC is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of EBC is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against EBC or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by EBC, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of EBC, and no one other than the Company and, with respect to Section F hereof, the Indemnified Parties are intended to be beneficiaries of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by EBC to the Company in connection with EBC’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. EBC shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by EBC. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that EBC will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to EBC by the Company.

H. Limitation of EBC’s Liability to the Company. EBC and the Company further agree that neither EBC nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by EBC and that are determined, by a final, non-appealable judgment by a court of competent jurisdiction, to have resulted solely from the gross negligence or willful misconduct of EBC.

I. Waiver Against Trust. Notwithstanding anything to the contrary set forth herein, EBC agrees, if there is no closing of the Business Combination, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with its initial public offering with respect to the Placement Agent’s Fee (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Placement Agent’s Fee.

J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by EBC and the Company.

K. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to EBC, to EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, fax number (212) 661-4936, Attention: Equity Capital Markets, and if sent to the Company, to APx Acquisition Corp. I, Juan Salvador Agraz 65, Contadero, Cuajimalpa de Morelos, 05370, Mexico City, Mexico, Attention: Daniel Braatz. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

L. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by EBC and the Company. This Agreement shall be binding upon and inure to the benefit of both EBC and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of EBC and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by EBC and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours, EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

Accepted and Agreed:

APX ACQUISITION CORP. I

By:	/s/ Daniel Braatz
Name:	Daniel Braatz
Title:	CEO and Chairman of the Board

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